EXHIBIT 10-A-38











                               GAS SALES AGREEMENT

                                     BETWEEN

                         TRANSCO ENERGY MARKETING COMPANY

                                   AS SELLER

                                      AND

             PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED

                                   AS BUYER

                             (SOUTHERN EXPANSION)













                                                         CONFIDENTIAL

                                                       INDEX

                                                                        Page
I.       DEFINITIONS                                                      1
II.      GOVERNMENTAL AUTHORIZATIONS                                      3
III.     RESERVATIONS OF SELLER                                           3
IV.      QUANTITY OF GAS                                                  4
V.       DELIVERY PRESSURE                                                7
VI.      POINTS OF DELIVERY AND OWNERSHIP                                 7
VII.     TERM OF AGREEMENT                                                7
VIII.    PRICE                                                            7
IX.      QUALITY OF GAS                                                  11
X.       METERING AND MEASUREMENT                                        12
Xl.      BILLING AND PAYMENT                                             12
Xll.     TRANSPORTATION                                                  14
XIII.    GOVERNMENTAL REGULATIONS                                        15
XIV.     FORCE MAJEURE                                                   16
XV.      WARRANTY OF TITLE                                               18
XVI.     RESPONSIBILITY                                                  18
XVII.    GENERAL PROVISIONS                                              18

                                 GAS SALES AGREEMENT

         THIS AGREEMENT, effective the 1st day of November, 1990, between TRANSCO ENERGY MARKETING COMPANY, as "Seller", and PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED, as "Buyer",

                                    WITNESSETH:
         WHEREAS, Buyer is a local distribution company; and WHEREAS, Seller purchases supplies of natural gas for resale; and WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer natural gas in the quantities and upon the terms and conditions hereinafter set forth; NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, Buyer and Seller agree as follows:

                                     ARTICLE I.
                                    DEFINITIONS

1.01 The following words and terms, wherever used in this agreement, shall have the meanings set forth below:
(a)      "BTU" shall mean British Thermal Unit.
(b) "Buyer's city gate" shall mean the interconnection(s) between the facilities of Buyer and TGPL.
(c) "Buyer's FT Agreement" shall mean Buyer's agreement(s) with TGPL, as may be in effect from time to time, for firm transportation of gas from the Pricing Point(s) to Buyer's city gate, including that certain transportation agreement authorized by the Federal Energy Regulatory Commission's Order issued May 14, 1990 in Docket No. CP88-760-000 ("TGPL Southern Expansion Order").
(d) "Contract Year" shall mean a period beginning at 7:00 a.m. (C.S.T.) on November 1, and extending until 7:00 a.m. (C.S.T.) on April 1 of each year during the term hereof.
(e) "Daily Contract Maximum" or "DCM" shall be equal to 23,000 dt of gas per day at the Pricing Point.
(f) "Day" shall mean a period beginning at 7:00 a.m. (C.S.T.) on a calendar day and ending at 7:00 a.m. (C.S.T.) on the next calendar day.

(g)      "Dekatherm" or "dt" shall mean the quantity of heat energy which is one
         (1) MMBtu.
(h) "Gas" or "natural gas" shall include casinghead gas produced with crude oil, natural gas from gas wells, coalbed methane gas, synthetic gas, coal gasification gas and residue gas resulting from processing any of the foregoing.
(i) "Mcf" shall mean one thousand (1,000) cubic feet of natural gas and "MMcf" shall mean one million (1,000,000) cubic feet of natural gas.
(j)      "MMBTU" shall mean one million (1,000,000) British Thermal Units.
(k) "Month" shall mean a period beginning at 7:00 a.m.(C.S.T.)on the first day of a calendar month and ending at 7:00 a.m. (C.S.T.) on the first day of the next calendar month.
(l) "Pricing Point(s)" shall mean receipt points on the TGPL mainline which are mutually acceptable to Buyer and Seller, including certain receipt points which are permissible receipt points for gas to be transported by TGPL pursuant to the TGPL Southern Expansion Order.
(m) "Redetermination Date" shall mean July 1, 1995 and July 1 of every fifth (5th) Contract Year thereafter.
(n) "Seller's WASP" shall mean Seller's weighted average sales price for a month, which shall be determined by dividing (a) Seller's total revenues for such month from sales of gas less costs of transportation and/or storage for deliveries to the point of sale (including fuel retention and any other transportation surcharges), by (b) the total quantities of gas sold by Seller during such month.
(o)      "TGPL" shall mean Transcontinental Gas Pipe Line Corporation.
(p) "Third party seller(s)" shall mean the party or parties from whom Seller purchases gas.
(q) "Transporter" shall mean any pipeline company which provides any portion of the transportation of the gas purchased hereunder from the points of delivery stated in Article Vl to Buyer's city gate.
(r) "Year" shall mean a period of three hundred sixty-five (365) consecutive days with a one day adjustment for leap years.

                                   ARTICLE II.
                           GOVERNMENTAL AUTHORIZATIONS
2.01 Each of the parties hereto agrees to proceed with diligence in a good faith effort to obtain, cause to be obtained or to assist the other party in obtaining all such governmental authorizations as may be necessary to enable each party to perform or cause to be performed its obligations under this agreement.

                                   ARTICLE III.
                             RESERVATIONS OF SELLER
3.01 Subject to the other terms and provisions of this agreement, Seller expressly reserves unto itself the right, at its sole cost and expense, to separate and extract liquid and liquefiable hydrocarbons, other than methane, from the gas upstream of the Pricing Point, together with such methane as cannot be separated from the ethane and heavier hydrocarbons separated or extracted from the gas, provided that such extraction (i) shall not reduce the total heating value per cubic foot below a level acceptable to Transporter; (ii) shall not render the gas incapable of meeting the quality specifications described in
Article IX; and (iii) shall not cause the total number of dekatherms received by Buyer at the Pricing Point to be less than the number of dekatherms scheduled by Buyer in accordance with Article IV. All liquid and liquefiable hydrocarbons so recovered shall belong to Seller. Article XVI hereof notwithstanding, Seller agrees to indemnify and hold Buyer harmless from all claims, liability, damages, and expenses which may occur or be asserted by reason of Seller's processing of gas hereunder.
                                    ARTICLE IV.
                                 QUANTITY OF GAS
4.01 Subject to the other terms and provisions of this agreement, beginning November 1, 1990 and daily thereafter during each Contract Year, Seller agrees to make available to Buyer at the Pricing Point(s) a maximum quantity of gas equal to the Daily Contract Maximum ("DCM") or such lesser quantity as Buyer may schedule from time to time hereunder.
4.02 Buyer shall have no obligation to purchase any minimum quantity of gas hereunder.
4.03 Buyer shall timely provide to Seller all nomination and scheduling information required by Transporter in connection with the quantities of gas Buyer desires to purchase hereunder. Buyer shall notify Seller by telephone of all changes in its daily scheduled quantities sufficiently in advance so that Seller may comply with Transporter's advance notice requirements. Buyer shall take gas as nearly as practicable at uniform hourly rates of flow, at uniform daily deliveries and in conformance with any requirements of Transporter, subject to Article XII.

4.04 (a) If on any day during a Contract Year Seller fails to deliver any portion of the gas scheduled by Buyer for delivery on such day in accordance with this Article IV, Buyer shall use reasonable efforts to replace such gas at the lowest cost reasonably available to Buyer. If Buyer is able to replace such gas from other sources, then Seller shall pay to Buyer, as Buyer's sole and exclusive remedy for such failure to deliver (in addition to the adjustments specified in Section 8.03), liquidated damages in an amount equal to:
         (i)  the excess of
              (a)  the price  per  dekatherm  reasonably  paid by Buyer for such replacement gas, such price to be adjusted if necessary for pricing point comparability,
over     (b)  the effective price per Dekatherm (including demand and commodity charges) that would have been applicable to such gas hereunder, multiplied by
         (ii) the difference between
         (a)  the quantity of gas so scheduled by Buyer hereunder and
         (b)  the quantity of gas actually delivered hereunder.
If the price paid by Buyer for such replacement gas (as described in Section 4.04(a)(i)(a)) does not exceed the effective contract price (as described in
Section 4.04(a)(i)(b)), Buyer shall not receive any damages. If Buyer in its reasonable discretion, replaces such gas from its own supplies of gas in underground storage, Buyer shall so advise Seller and Seller may elect, in lieu of paying the liquidated damages specified in this paragraph, to replace such gas within Buyer's storage rights at a time specified by Buyer. At such time Seller shall also reimburse Buyer for any injection and withdrawal charges paid or incurred by Buyer in connection with the withdrawal and use of Buyer's storage gas and the injection of replacement quantities supplied by Seller. In such case, Seller's replacement of such gas and reimbursement of such injection and withdrawal charges (in addition to the adjustments specified in Section 8.03) shall constitute Buyer's sole and exclusive remedy for Seller's failure to deliver gas hereunder. (b) If on any day during a Contract Year Seller fails to deliver any portion of the gas nominated and scheduled by Buyer for delivery on such day in accordance with this Article IV, and if Buyer is unable to replace such gas from other sources, or if Seller fails to redeliver such gas to storage as requested by Buyer pursuant to Section 4.04(a), Seller shall pay to Buyer, as Buyer's sole and exclusive remedy for such failure to deliver (in addition to the adjustments specified in Section 8.03), liquidated damages in an amount equal to the applicable Commodity Price (as defined in Section 8.04) multiplied by the difference between the quantity of gas so nominated and scheduled by Buyer hereunder and the quantity of gas actually delivered.
         (c) If Seller fails to deliver the quantity of gas scheduled by Buyer hereunder for sixty (60) consecutive days, (i) Seller (a) may, by giving written notice to Buyer, reduce the DCM to the average daily quantity which Seller was able to deliver during such sixty (60) day period; and (b) may terminate this agreement by giving written notice to Buyer prior to the end of the Contract Year in which the DCM was so reduced, provided that such termination by Seller shall be effective upon the expiration of the following Contract Year; and (ii) Buyer may terminate this agreement by giving written notice to Seller within sixty (60) days of the expiration of such sixty 60 day failure period, and such termination by Buyer shall be effective upon Seller's receipt of Buyer's notice. Upon termination of this agreement by either party pursuant to this paragraph, neither party shall incur any further liability hereunder.
         (d) Anything to the contrary notwithstanding, the provisions of Sections 4.04(a), (b) and (c) and Section 8.03 shall not apply if Seller's failure to deliver is due to a force majeure condition or an adverse governmental, action, as such terms are defined below, or the failure of Buyer to provide sufficient transportation capacity pursuant to Section 12.02.

                                  ARTICLE V.
                              DELIVERY PRESSURE
5.01 Seller shall deliver natural gas to Buyer at Transporter's line pressure at the point(s) of delivery designated in Article VI hereof.

                                  ARTICLE VI.
                       POINTS OF DELIVERY AND OWNERSHIP
6.01 The point(s) of delivery for gas purchased and sold hereunder shall be at the interconnection of the facilities of Transporter with the facilities of third party sellers at Seller's sources of gas. Title shall pass to Buyer at such point(s) of delivery.

                                  ARTICLE VII.
                               TERM OF AGREEMENT
7.01 Subject to the other provisions hereof, this agreement shall be effective on the date first above written and shall remain in full force and effect for a primary term ending March 31, 2006. Beyond the primary term, this agreement shall extend on a year to year basis, unless terminated upon six (6) months prior written notice by either party.

                                  ARTICLE VIII.
                                     PRICE
8.01 (a) Subject to the other provisions of this agreement, for all gas purchased hereunder in a month, the Base Contract Price at the Pricing Point(s) shall be equal to the sum of:
              (i) one hundred and twenty-one percent (121%) of the arithmetic average of the following:
                   (A) the arithmetic average of the spot prices for gas delivered to pipelines in the Louisiana Gulf Coast, Onshore and Offshore, published in Natural Gas Week's "Gas Price Report" in the first issue of such month;
                   (B) the arithmetic average of the midpoints of the ranges of prices of spot gas delivered to Tennessee Gas Pipeline Company in Louisiana and Offshore (mainline), published in Inside F.E.R.C.'s Gas Market Report in the first issue of such month; and
                   (C) the regional average spot price for gas delivered to Tennessee Gas Pipeline Company in South Louisiana, mainline in such month published in Natural Gas Intelligence Gas Price Index in the first issue of such month;
         plus (ii) the actual cost of transportation incurred by Seller upstream of the Pricing Point including fuel and all applicable surcharges but excluding backhaul fees on Transco, not to exceed thirty cents (30) per dekatherm.
         (b) Notwithstanding Section 8.01(a), if the interconnection between United Gas Pipeline Company and TGPL at Holmesville, Mississippi is used as the Pricing Point for a month, the Base Contract Price shall be equal to one hundred and twenty-one percent (121%) of the arithmetic average of the following:
                (i) the average spot price for the week of publication for gas delivered to TGPL in Holmesville, Mississippi (Zone 4), published in Natural Gas Week in the first issue of such month in the table reporting spot prices of gas delivered to interstate pipelines; and
                (ii) the  midpoint of the range of prices of spot gas  delivered to TGPL in  Mississippi  and  Alabama,  published in Inside
                     F.E.R.C.'s Gas Market Report in the first issue of such month.

         (c) If any of the indices described in Section 8.01(a) or (b) or any replacement index selected by the parties ceases to be published, Buyer and Seller shall immediately negotiate a similar, mutually acceptable replacement index or indices. Until such replacement index or indices are selected, the average determined in accordance with paragraph 8.01(a)(i) or 8.01(b) shall be based upon the subparagraphs of paragraph 8.01(a)(i) or 8.01(b) for which the necessary indices remain available. In the event that none of the average spot prices described in subparagraphs 8.01(a)(i)(A), (B) and (C) or in subparagraphs 8.01(b)(i) or (ii) can be determined for a month because the necessary indices have ceased to be published and the parties have failed to agree upon replacement indices, then either party may refer the matter to the respective chief executive officers of Buyer and Seller for resolution by giving the other party written notice thereof ("CEO Notice"). The replacement indices selected by said chief executive officers shall be effective commencing the month following the last month for which the Base Contract Price was determined from a published index or indices, (the "Index Replacement Month"), and Seller's statements and Buyer's payments shall be adjusted accordingly. If said chief executive officers fail to reach agreement on or before the fourteenth (14th) day following the date of the CEO Notice, either party may terminate this agreement by giving written notice of termination to the other party, such termination to be effective upon the expiration of the current Contract Year. In such event, the Base Contract Price for the Index Replacement Month and each succeeding month for the remainder of the term shall be determined according to the following formula:
         Base   Contract Price for the current month = 1.21 x [(A-B) + C] where:
                A = Seller's WASP for the current month; B = Seller's WASP for the month immediately preceding the current month; and C = the Base Contract Price for the month immediately preceding the current month.
8.02 The Base Contract Price shall be billed each month based on a two part (demand/commodity) rate design: twenty-five percent (25%) demand rate and seventy-five percent (75%) commodity rate.
              The Demand Bill shall be calculated on a monthly basis as follows:
                (A)(.25)(B) = Demand Bill
         where:
                A = Base Contract Price; and B = DCM multiplied by 30.20.
8.03 The Demand Bill for a month shall be reduced if Seller failed to deliver any
quantities of gas requested by Buyer in accordance with Article IV on any day during the preceding month. Such reduction shall be calculated as follows:
                (A)(.25)(C) =         Amount to be subtracted from the Demand
                                      Bill as otherwise calculated

                where:

                A =   Base Contract Price for the preceding month; and
                C =   Quantities  of gas  requested by Buyer but not delivered
                      by Seller during such month.
8.04 The Commodity Bill for a month shall be equal to the Commodity Price multiplied by the total quantity of gas purchased by Buyer hereunder during such month. The Commodity Price for a month shall be equal to seventy-five percent (75%) of the Base Contract price for such month.
         An example of the calculation of the Demand and Commodity Bills and adjustments thereto is outlined in Attachment "A" hereto.
8.05 (a) Either party may initiate a redetermination of the Base Contract Price and/or the rate design (the "applicable price component(s)") by delivering written notice to the other party on or before the 60th day prior to the next Redetermination Date ("Redetermination Notice"). If neither party receives a Redetermination Notice on or before such 60th day, the applicable price component(s) then in effect shall remain in effect for the next five
(5) year  period  commencing  on the Redetermination Date.
     (b) If either party receives a Redetermination Notice on or before such 60th day, the parties shall commence negotiating in good faith within five (5) days of such notice to redetermine the applicable price component(s). If the parties fail to reach agreement within twenty (20) days of such notice, any remaining disputed matters shall be referred to the respective chief executive officers of Seller and Buyer for resolution. If said chief executive officers fail to reach agreement on or before the thirtieth (30th) day prior to the Redetermination Date, either party may terminate this agreement effective on the Redetermination Date by giving twenty-five (25) days written notice to the other party.

                                     ARTICLE IX.
                                   QUALITY OF GAS

9.01 (a) The gas delivered hereunder shall be merchantable gas which shall comply with the quality requirements stated in the tariff(s) of the Transporter(s) transporting the gas purchased and sold hereunder.
     (b) SELLER HAS NO KNOWLEDGE OF ANY PARTICULAR OR SPECIAL PURPOSE OF BUYER FOR THE GAS TO BE SOLD HEREUNDER AND MAKES NO WARRANTY WITH RESPECT TO THE FITNESS OF THE GAS FOR ANY SUCH PURPOSE.

                                     ARTICLE X.
                              METERING AND MEASUREMENT
10.01 The unit of measurement of the gas shall be one dekatherm of gas. The gas delivered hereunder shall be measured and metered by the initial Transporter at Seller's sources of gas in accordance with the provisions, specifications and standards set forth in said Transporter's tariff. Each party shall preserve or cause to be preserved for at least one (1) year all test data, charts, allocation statements and other similar records available to it, unless a longer period is prescribed by applicable regulation.

                                    ARTICLE XI.
                                BILLING AND PAYMENT
11.01 On the first day of the month following the month in which deliveries commence hereunder and on the first day of each month thereafter, Seller shall render to Buyer a statement of the Demand Bill for the prior month. Such statement shall include adjustments, if any, which may be calculated pursuant to
Section 8.03. Buyer shall pay Seller the amount of the Demand Bill statement by wire transfer to Seller's account at Citibank, N.A. (account number specified on invoices) on or before the tenth (lOth) day of each month, or the tenth (lOth) day following Buyer's receipt of such statement, whichever is later; provided, however, if any payment date is a Saturday, Sunday or legal holiday, such payment shall be due on the business day immediately following such payment date.
11.02 On or before the tenth (lOth) day of each month, Seller shall render to Buyer a statement showing the quantities of gas delivered by Seller during the preceding month and the Commodity Bill therefor, as well as the amount and description of any liquidated damages owed to Buyer pursuant to Article IV for the preceding month. Buyer shall pay Seller the amount of the Commodity Bill statement by wire transfer to Seller's account at Citibank, N.A. (account number specified on invoices) on or before the twentieth (20th) day of each month, or the tenth (lOth) day following Buyer's receipt of such statement, whichever is later; provided, however, if any payment date is a

Saturday, Sunday or legal holiday, such payment shall be due on the business day immediately following such payment date.
11.03 Liquidated damages owed by Sellerfor any month shall be credited against Buyer's Commodity Bill in the next month and against Buyer's Demand Bill and Commodity Bill in subsequent month(s) as necessary.
11.04 If Buyer fails to pay any statement in whole or in part when due, in addition to any other rights and remedies available to Seller, interest at a rate equal to the prime rate of Citibank, N.A. or its successor plus 2% shall accrue on unpaid amounts, including on unpaid interest compounded daily, beginning on the payment due date of Seller's statement and ending when such statement is paid. The foregoing provisions of this Article XI notwithstanding, if a legitimate, good faith dispute arises between Buyer and Seller concerning a statement, Buyer shall pay that portion of the statement not in dispute on or before such due date, and, upon the ultimate determination of the disputed portion of the statement, Buyer shall pay Seller the remaining amount owed plus interest accrued thereon. All disputes regarding quantities delivered to Buyer's city gate shall be resolved by reference to the measurement charts and records of TGPL at Buyer's city gate.
11.05 Upon request, either party shall mail or deliver to the other party for verification and calculation all charts, allocation statements and other documents used in the measurement of gas delivered hereunder (to the extent such charts are available to the party receiving such request) within ten (10) days after the last charge for each billing period is received by Buyer. Such charts, statements or documents shall be returned to the sender within thirty (30) days.

                                      ARTICLE XII.
                                     TRANSPORTATION
12.01 Seller will arrange for the transportation of the gas sold hereunder from the point(s) of delivery to the Pricing Point(s) agreed on by Buyer and Seller. Any provision in this agreement to the contrary notwithstanding, as part of Seller's obligation to arrange such transportation, Seller shall indemnify and hold Buyer harmless from all injuries, claims, liabilities, and damages irrespective of the cause thereof (other than Buyer's negligence) which arise out of or in connection with the gas or the handling thereof during such transportation.
12.02 The gas will be transported on TGPL from the Pricing Point(s) to Buyer's city gate under Buyer's FT Agreement. Buyer shall maintain firm transportation capacity on TGPL in an amount equivalent to the DCM. To the extent that Buyer fails to make sufficient firm transportation capacity on TGPL  available  for the  transportation  of the gas  scheduled  for delivery
hereunder,  and  firm  transportation  is  not  otherwise  available,   Seller's
obligation to deliver such gas shall be subject to the availability of interruptible transportation on TGPL.
12.03 Buyer and Seller shall cooperate to adjust any discrepancy among (a) the quantity allocated at Seller's sources of gas, (b) the quantity scheduled by Buyer and (c) the quantity allocated as Seller's gas at Buyer's city gate by the final Transporter.
12.04 Without waiver of any other remedies, in the event any charges, penalties, costs or expenses are incurred or payable to Transporter as a result of Seller's failure to give Buyer timely notice of any increase or decrease in daily quantities to be delivered at any point of delivery or Pricing Point from the quantities nominated and scheduled by Buyer pursuant to Article IV, Seller shall be responsible for such charges, penalties, costs or expenses.
12.05 Without waiver of any other remedies, in the event any charges, penalties, costs or expenses are incurred or payable to Transporter as a result of Buyer's failure to give Seller timely notice of any increase or decrease in daily quantities to be accepted at any Pricing Point or at Buyer's city gate from the quantities nominated and scheduled by Buyer pursuant to Article IV, Buyer shall be responsible for such charges, penalties, costs or expenses.
12.06 For the purpose of Sections 12.04 and 12.05, notice will be deemed timely if, under the circumstances, it should have given the party receiving such notice reasonably sufficient time to notify Transporter of such changes in quantities by the time required under the terms of Transporter's tariff to avoid imposition of a penalty or charge.

                                     ARTICLE XIII.
                               GOVERNMENTAL REGULATIONS
13.01 This agreement shall be subject to all valid applicable state, federal and local laws, rules and regulations; provided that either party hereto shall be entitled to regard all laws, rules and regulations issued by any federal or state regulatory body as valid and may act in accordance therewith until such time as the same may be held invalid by final judgment in a court of competent jurisdiction. Nothing herein shall be taken to preclude Buyer or Seller or both from contesting the validity of any such law(s), rule(s) or regulation(s).
13.02 In the event that the Federal Energy Regulatory Commission ("FERC") or any other regulatory or governmental body asserting jurisdiction (i) imposes price controls on natural gas; (ii) prohibits or prevents any of the transactions described in (a) this agreement, (b) any agency agreement between Buyer and Seller or (c) any transportation agreement between Transporter and Buyer or Seller covering the transportation of the gas delivered hereunder; (iii) otherwise conditions such transactions in a form that is unacceptable in the sole judgment of the party affected thereby; or (iv) adopts any action, rule or order which directly or indirectly, materially and adversely affects the rights or obligations of either party hereunder (each of the events described in (i), (ii), (iii) and (iv) being referred to herein as "adverse governmental action"), then the party hereto affected by such adverse governmental action may terminate this agreement effective as of the effective date of such adverse governmental action by giving written notice to the other and each party shall be held harmless as a result of such termination.

                                    ARTICLE XIV.
                                   FORCE MAJEURE
14.01 No failure or delay in performance, whether in whole or in part, by either Seller or Buyer shall be deemed to be a breach hereof when such failure or delay is occasioned by or due to any acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, sabotage, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, floods, storms, fires, washouts, arrests and restraints of rulers and peoples, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, hydrate obstructions of lines of pipe, lack of pipeline capacity due to a declared force majeure event experienced by Transporter, repairs, maintenance, improvement, replacement or alterations to plants, lines of pipe or related facilities, partial or complete failure to perform by persons storing gas for Buyer or Seller, inability of either party to obtain necessary machinery, materials or permits or to obtain easements or rights of way, freezing of a well or delivery facility, well blowouts, craterings and the act of any court or governmental authority, or any other cause, whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension which, by the exercise of due diligence, such party is unable to prevent or overcome; provided, however, that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and the requirement that any force majeure shall be remedied with the exercise of diligence shall not require the settlement of strikes or lockouts when such course is inadvisable in the discretion of the party having difficulty. Any proration or curtailment of capacity under an interruptible transportation agreement shall not constitute a force majeure condition hereunder.
14.02 Such causes or contingencies affecting the performance of this agreement by any party hereto, however, shall not relieve such party of liability in the event of its failure to use due diligence to prevent or overcome such cause or contingency in an adequate manner and with all reasonable dispatch. Nor shall such causes or contingencies affecting the performance of this agreement relieve any party from its obligations to make payments of amounts when due. Nor shall such causes or contingencies relieve any party of liability, unless such party shall give notice and full particulars of the same in writing or by telegraph to the other party as soon as possible after the occurrence relied on, and like notice shall be given upon termination of such force majeure conditions.
14.03 If, due to force majeure, the quantities of gas available for delivery on any day at a Pricing Point are insufficient to meet all of Seller's firm sales obligations at such point, then Buyer shall be entitled to receive such proportion of the total deliveries which Seller is able to effect at such point (including any quantities of gas deliverable by Seller to such point pursuant to Seller's interruptible transportation from TGPL Zones 1, 2 and 3) as Buyer's Nominated Quantity for such point bears to the sum of the nominated quantities under this agreement and Seller's other firm sales contracts for such point. In such event, deliveries to Buyer hereunder of its full Nominated Quantity shall have priority over all sales of gas by Seller under interruptible sales contracts at such point.

                                   ARTICLE XV.
                                WARRANTY OF TITLE
15.01 Seller warrants title to all gas delivered by it, that it has the right to sell or deliver the same, and that such gas is free from liens and adverse claims of every kind. Seller shall pay or cause to be paid all taxes and other sums due on the gathering and handling of the gas delivered by Seller. Seller shall indemnify and save Buyer harmless from and against all suits, actions, damages, costs and expenses arising from or out of any breach of this provision.

                                   ARTICLE XVI.
                                 RESPONSIBILITY
16.01 As between the parties hereto, Seller shall be deemed to be in exclusive control and possession of the gas sold hereunder until such gas has been delivered to the point(s) of delivery, after which point Buyer shall be deemed to be in exclusive control and possession of such gas.
16.02 The party deemed to be in control and possession of the gas sold hereunder shall be responsible for and shall indemnify the other party with respect to any claims, liabilities or damages arising therefrom when such gas is in that party's control and possession.

                                  ARTICLE XVII.
                               GENERAL PROVISIONS
17.01 Copies of any filing submitted to the FERC, or to any state or federal regulatory agency having jurisdiction, and any notice, request, demand, payment or statement provided for in this agreement shall be in writing and shall be directed to the address of the parties hereto as follows:

BUYER:
Notices, Payment and Billing:
Public Service Company of North Carolina, Inc.
400 Cox Road
Gastonia, North Carolina 28053-1398
Attention: Manager - Gas Supply and Transportation

SELLER:

For Notices:

Transco Energy Marketing Company
P. O. Box 1396
Houston, Texas 77251
or
2800 Post Oak Blvd.
Houston, Texas 77056
Attention: Vice President - Gas Marketing and Operations

For Payment and Billings:

Transco Energy Marketing Company
P. O. Box 1396
Houston, Texas 77251
Attention: TEMCO Accounting

or at such other address as either party shall from time to time designate by correspondence to the other party.
17.02 This agreement shall not be assignable by either party in whole or in part, except with the consent of the other party, which shall not be unreasonably withheld. This agreement shall inure to the benefit of and be binding upon permitted successors and assigns.
17.03 This agreement is for the sole and exclusive benefit of the parties hereto. Except as otherwise provided in the Guaranty Agreement attached hereto between Buyer and Transco Energy Company, nothing expressed or implied herein is intended to benefit any other person, firm or corporation not a party hereto and none of such other persons shall have any legal or equitable right, remedy or claim under this agreement or under any provision hereof.
17.04 This agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof; supersedes all prior agreements and understandings, whether oral or written, which the parties may have in connection herewith; and may not be modified except by written agreement of the parties. The parties and their legal counsel have cooperated in the drafting of this agreement and it shall therefore be deemed their joint work product and shall not be construed against either party by reason of its preparation.
17.05 THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF TEXAS.
17.06 The parties acknowledge that this agreement contains commercially sensitive information and each party agrees that it will not, without the written consent of the other, disclose to any third party except Transco Energy Company and Transco Energy Services Company this agreement or the terms or provisions thereof except to the extent, and only to the extent, that disclosure is required (a) by law or by a court or administrative agency having jurisdiction over the disclosing party; (b) to obtain transportation of the gas purchased and sold hereunder; or (c) in the course of an audit of the disclosing party, and further provided that upon learning that disclosure is required by law or by a court or administrative agency, the party required to make such disclosure shall immediately notify the other party and shall take all reasonable steps requested by such other party to limit the extent of such disclosure.

         IN WITNESS WHEREOF, this instrument is executed as of the day and year first above written.
                                       TRANSCO ENERGY MARKETING
                                               COMPANY


                                       By:  /s/W. Colin Harper
                                            Vice President
                                            Gas Marketing and Operations


                                       PUBLIC SERVICE COMPANY OF
                                       NORTH CAROLINA, INCORPORATED


                                       By:  /s/ Franklin H. Yoho
                                            Vice President -
                                            Gas Supply and Transportation

                                GUARANTY AGREEMENT

         THIS AGREEMENT, effective November 1, 1990, by and between TRANSCO ENERGY COMPANY (hereinafter referred to as "Transco") and Public Service Company of North Carolina (hereinafter referred to as "Public Service")

                                    WITNESSETH:

         WHEREAS, Public Service and Transco Energy Marketing Company, (hereinafter referred to as "TEMCO"), a wholly-owned subsidiary of Transco Energy Services Company, which is a wholly-owned subsidiary of Transco, desire to enter into a Gas Sales Agreement (Southern Expansion version) effective November 1, 1990, (hereinafter referred to as the "Agreement"), pursuant to which Public Service will purchase from TEMCO natural gas in the quantities and upon the terms and conditions set forth in the Agreement; and
         WHEREAS, Public Service desires assurances that Transco will be responsible for the obligations of TEMCO set forth in the Agreement in the event TEMCO does not satisfy such obligations; and
         WHEREAS, Transco desires that the Agreement be executed and desires to give such assurances;
         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other valuable consideration, the adequacy and receipt of which is hereby acknowledged, Transco and Public Service hereby agree as follows:
         1. Transco hereby guarantees the performance of the obligations of TEMCO set forth in and subject to the terms of the Agreement. If TEMCO fails to perform its obligations under the Agreement, Transco shall cause TEMCO or another of its subsidiaries or affiliates to perform said obligations in accordance with the terms of the Agreement, subject to the receipt of such regulatory approvals as may be required.

Guaranty Agreement
Public Service Company of North Carolina
(Southern Expansion)
PSOvlpl72
Page 2

         2. This Guaranty Agreement shall not be assignable in whole or in part, except with the consent of the other party, which shall not be unreasonably withheld. This agreement shall be binding upon the parties hereto and their permitted successors and assigns.

         3. This Guaranty Agreement is for the sole and exclusive benefit of the parties hereto. Nothing expressed or implied herein is intended to benefit any other person, firm or corporation not a party hereto. None of such other persons shall have any legal or equitable right, remedy or claim under this Guaranty Agreement or under any provisions hereof. Notwithstanding anything contained in this paragraph 3, if any claim or demand is made against Transco pursuant to this Guaranty Agreement, Transco shall be subrogated to all rights, set-offs, counterclaims and defenses to which TEMCO may be entitled, except for defenses arising out of bankruptcy, insolvency, liquidation or dissolution of TEMCO.

         4. This guaranty shall extend until the termination of all obligations under the Agreement or March 31, 2006 whichever is earlier.

         IN WITNESS WHEREOF, this instrument is executed as of the day and year first above written.

                                       TRANSCO ENERGY COMPANY


                                       By:  /s/ W.J. Bowen


                                       PUBLIC SERVICE COMPANY OF
                                       NORTH CAROLINA, INCORPORATED

                                       By:  /s/ Franklin H. Yoho
                                       Its: Vice President-
                                            Gas Supply and Transportation